Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statements (No. 333-279148 and No. 333-288720) on Form S-3 and (No. 333-239878) on Form S-8 of our reports dated February 10, 2026, with respect to the consolidated financial statements of Green Plains Inc. and the effectiveness of internal control over financial reporting.
/s/ KPMG LLP

Omaha, Nebraska
February 10, 2026